                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

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                                   FORM 12b-25                SEC FILE NUMBER
                                                              0-21068
                           NOTIFICATION OF LATE FILING        CUSIP NUMBER
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(Check One):   [ ]Form 10K   [ ]Form 20-F   [ ]Form 11-K   [x]Form 10-Q
               [ ]Form N-SAR

For Period Ended:       September 28, 2002
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[  ] Transition Report on Form 10-K
[  ] Transition Report on Form 20-F
[  ] Transition Report on Form 11-K
[  ] Transition Report on Form 10-Q
[  ] Transition Report on Form N-SAR

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              NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT
         THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
       ==================================================================



If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:__________________________________
____________________________________________


PART I -REGISTRANT INFORMATION

             Sight Resource Corporation
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Full Name of Registrant


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Former Name if Applicable

             6725 Miami Avenue
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Address of Principal Executive Office (Street and Number)

             Cincinnati, Ohio 45243
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City, State and Zip Code

PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should
be completed. (Check box if appropriate)   [ x ]

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - OTHER INFORMATION

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

         The Company is engaged in negotiation of transactions which, if consummated, will have a material impact on the Company's capital structure and liquidity. It is anticipated that a clearer statement of the likely effect of those negotiations on the Company and on uncertainties relating to the Company can be made in the next several days.

         Further, the Company is finalizing documentation of its disclosure controls and procedures required by the Sarbanes-Oxley Act.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


   Duane D. Kimble, Jr.               513                    527-9705
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        (Name)                    (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under SECTION 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s) [x]Yes [ ]No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ]Yes [x]No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                           Sight Resource Corporation
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     November 12, 2002          By      /s/ Duane D. Kimble, Jr.
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                                             Duane D. Kimble, Jr.